CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2013 with respect to the consolidated financial statements included in the Annual Report of China Ceramics Co., Ltd. on Form 20-F for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statement of China Ceramics Co., Ltd. on Form F-3 (File No.333-164784, effective February 14, 2011)

/s/ GRANT THORNTON

Shanghai, PRC

April 24, 2013